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             L-3 COMMUNICATIONS AGREES TO ACQUIRE AYDIN CORPORATION

New York --(BUSINESS WIRE)-- March 1, 1999 -- L-3 Communications (NYSE: LLL) today announced that it has signed a definitive agreement to acquire Aydin Corporation (NYSE:AYD). Under the terms of the agreement, L-3 Communications will purchase all of the outstanding common stock of Aydin for $13.50 per share in cash. The total value of the transaction is approximately $72.3 million, before reductions for cash on hand of approximately $11.3 million at the end of February and planned asset sales. The transaction is expected to be accretive to planned asset sales. The transaction is expected to be accretive to L-3 Communications earnings in 1999 and is expected to close in the first half of 1999.

      Headquartered in Horsham, Pennsylvania, Aydin is a leader in technologically advanced telemetry, communications and other electronic products and systems for military, space, government and commercial customers.

      "Aydin broadens the marketplace for our existing telemetry and instrumentation and communications businesses," said Frank C. Lanza, chairman and chief executive officer of L- 3 Communications. "This business extends our participation into flight test instrumentation for a number of programs, including the Joint Strike Fighter (JSF) for the U.S. Navy, Marine Corps and Air Force and the United Kingdom Royal Navy."

      "Aydin's communications business gives us entry into a larger international customer base for our earth stations, gateways and fixed wireless loop products," continued Mr. Lanza. The company also provides both domestic and international customers with terminals for intelligence satellite systems and a variety of communications products, including transponders and multiplexers.

      "In 1998, Aydin extensively restructured its operations to focus on its core businesses," said Mr. Lanza. "Aydin's management divested certain non-core operations and took other actions that resulted in a return to profitability from operations in the fourth quarter before unusual charges and a one-time gain. As part of L-3 Communications, we believe opportunities remain for additional improvements in profitability due to further efficiencies in operations, synergies and corporate consolidation."

      Under the acquisition agreement, a tender offer will be commenced by a wholly owned subsidiary of L-3 Communications. The transaction is subject to the receipt of a majority of Aydin's shares outstanding in the tender offer, regulatory approvals and other customary closing condtions.


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      L-3 Communications is a leading merchant supplier of secure communication systems and products, microwave components, avionics and ocean systems and telemetry, instrumentation, space and wireless products. Its customers include the Department of Defense, selected U.S. government intelligence agencies, aerospace and defense prime contractors, foreign governments and commercial telecommunications and cellular customers.

      Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the matters set forth in this news release are forward- looking statements. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainities discussed in the company's Safe Harbor Compliance Statement for Forward-looking Statements included in the company's final prospectus, dated february 4, 1999, which discussion is incorporated herein by this reference.

   CONTACT: Cynthia Swain
            VICE PRESIDENT, CORPORATE COMMUNICATONS
            L-3 Communications
            212-697-1111
                 or
            Morgen-Walke Associates
            Gordon McCoun, Jeffrey Zack
            Media Contact: Richard Dukas
            212-850-5600